                                                                      Exhibit 12


                THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

 Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                ($ in millions)

                                                                            Twelve Months
                                                                           Ended March 31,
                                                                           ---------------
                                                                          1996        1995
                                                                        -------     --------
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes, Extraordinary Item and Cumulative Effect
 of Accounting Change   . . . . . . . . . . . . . . . . . . . .          (616.6)       234.8

Adjustments:
  Interest during construction  . . . . . . . . . . . . . . . .           (20.4)           -
  Distributed (Undistributed) equity income . . . . . . . . . .            (2.8)        (6.8)
  Fixed charges . . . . . . . . . . . . . . . . . . . . . . . .         1,079.4         37.1
                                                                        --------    ---------
    Earnings Available  . . . . . . . . . . . . . . . . . . . .           439.6        265.1
                                                                        --------    ---------

Fixed Charges:
  Interest on long-term and short-term debt . . . . . . . . . .         1,028.3          0.2
  Other interest  . . . . . . . . . . . . . . . . . . . . . . .            51.1         36.9
                                                                        --------    ---------
    Total Fixed Charges before Adjustments *, **  . . . . . . .         1,079.4         37.1
                                                                        --------    ---------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . . . . . . . .              -             -
                                                                        --------    ---------
    Total Fixed Charges . . . . . . . . . . . . . . . . . . . .         1,079.4         37.1
                                                                        --------    ---------


Ratio of Earnings Before Taxes to Fixed Charges . . . . . . . .          N/A(a)         7.14
                                                                     ===========    =========
                                                                                              Twelve Months
                                                                                            Ended December 31,
                                                                     -------------------------------------------------------
                                                                       1995       1994        1993         1992          1991
                                                                     --------   --------     --------     --------      ------
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes, Extraordinary Item and Cumulative Effect
 of Accounting Change   . . . . . . . . . . . . . . . . . . . .      (643.0)     392.2        288.1       161.4         (1,205.8)

Adjustments:
  Interest during construction  . . . . . . . . . . . . . . . .       (20.2)         -            -           -             (3.4)
  Distributed (Undistributed) equity income . . . . . . . . . .        (7.9)      (0.9)        (0.1)       (0.1)            (2.4)
  Fixed charges . . . . . . . . . . . . . . . . . . . . . . . .     1,040.8       14.8        101.5        13.7            139.9
                                                                    --------    -------    ---------      ------       ----------
    Earnings Available  . . . . . . . . . . . . . . . . . . . .       369.7      406.1        389.5       175.0         (1,071.7)
                                                                    --------    -------    ---------      ------       ----------

Fixed Charges:
  Interest on long-term and short-term debt . . . . . . . . . .       987.2        0.7          3.1         4.9            112.4
  Other interest  . . . . . . . . . . . . . . . . . . . . . . .        53.6       14.1         98.4         8.8             27.6
                                                                    --------    -------    ---------      ------       ----------
    Total Fixed Charges before Adjustments *, **  . . . . . . .     1,040.8       14.8        101.5        13.7            140.0
                                                                    --------    -------    ---------      ------       ----------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . . . . . . . .           -          -            -          -              (0.1)
                                                                    --------    -------    ---------      ------        ---------
    Total Fixed Charges . . . . . . . . . . . . . . . . . . . .     1,040.8       14.8        101.5        13.7            139.9
                                                                    --------    -------    ---------      ------        ---------


Ratio of Earnings Before Taxes to Fixed Charges . . . . . . . .       N/A(a)      27.44        3.84       12.77            N/A(a)
                                                                    ========    =======    =========      ======        =========



(a) To achieve a one-to-one coverage, the Corporation would need an additi onal $639.8, $671.1 and $1,211.6 million of earnings, for the twelve months ended March 31, 1996 and the twelve months ended December 31, 1995 and 1991 respectively.

 * This amount excludes approximately $240 million interest expense not recorded in the twelve months ended March 31, 1995, and $230 million, $210 million, $204 million and $86 million of interest expense not recorded for
     1994, 1993, 1992 and 1991.   Includes interest expense of $982.9 milli on
     including write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the quarterly period ended March 31, 1996, as reported in Form 10-Q.

** This amount excludes $8.6 million of interest expense not recorded wit h respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended March 31, 1995. Also excluded are $8.6 million, $ 8.6 million, $8.6 million and $15.5 million of interest expense not record ed with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994, 1993, 1992 and 1991, respectively.